UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 15, 2017

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2017, Emergent Capital, Inc. (the "Company") notified Antony Mitchell of its intention to pursue the termination of his employment as Chief Executive Officer in accordance with the terms of his employment agreement with the Company.

Effective August 15, 2017, the Board of Directors of the Company (the "Board") appointed Patrick J. Curry, the Chairman of the Board, as Interim Chief Executive Officer to serve in such capacity during the termination process set forth in Mr. Mitchell’s employment agreement and until a new Chief Executive Officer is appointed.

Mr. Curry currently serves as the President and Chief Executive Officer of PJC Investments, LLC. Previously, from 1997 to 2003, Mr. Curry served as Executive Vice President and a director of Central Freight Lines, Inc. From 1994 to 1997, Mr. Curry was the President and Chief Executive Officer of Universal Express Limited, LLC. From 1991 to 1993, Mr. Curry served as President and Chief Executive Officer of Lortex, Inc. Prior to these roles, Mr. Curry was also a licensed stock and bond broker for Legg Mason Wood Walker, Inc. and a financial analyst for Hercules Aerospace, Inc. Mr. Curry has previous experience in investing in entities in the life settlement business. Mr. Curry has a Bachelor of Business Administration in Finance from Texas A&M University. Mr. Curry does not have any family relationship with any director, executive officer or other director designee of the Company, or and has not held any previous employment position with the Company nor has he been involved in any transactions with the Company or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
August 15, 2017

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Miriam Martinez
Miriam Martinez
Chief Financial Officer